                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 11-K



           ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995



                         COMMISSION FILE NUMBER 1-12166



                       SOUTHERN PACIFIC RAIL CORPORATION

                                  THRIFT PLAN

                           SOUTHERN PACIFIC BUILDING
                               ONE MARKET PLAZA
                        SAN FRANCISCO, CALIFORNIA 94105
                        -------------------------------
                     (FULL TITLE AND ADDRESS OF THE PLAN)



                       SOUTHERN PACIFIC RAIL CORPORATION
                       ---------------------------------
           (NAME OF ISSUER OF SECURITIES HELD PURSUANT TO THE PLAN)



                           SOUTHERN PACIFIC BUILDING
                               ONE MARKET PLAZA
                        SAN FRANCISCO, CALIFORNIA 94105
                        -------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE OF ISSUER
                 OF THE SECURITIES HELD PURSUANT TO THE PLAN)
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                              REQUIRED INFORMATION



ITEMS 1, 2, AND 3.  Not applicable.


ITEM 4. Southern Pacific Rail Corporation Thrift Plan financial statements prepared in accordance with ERISA reporting requirements including independent auditor's report thereon are attached hereto as Exhibit 99.1.



Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator of the Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.



Date: June 26, 1996                    Southern Pacific Rail Corporation Thrift
                                                         Plan


                                       By:  /s/ J.A. Holm
                                            -------------
                                            J.A. Holm, Plan
                                            Administrator
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                                 EXHIBIT INDEX






        EXHIBIT                          DOCUMENT DESCRIPTION
        -------         -------------------------------------------------------

         23.1           Consent of KPMG Peat Marwick LLP.

         99.1 Southern Pacific Rail Corporation Thrift Plan Financial Statements and Supplemental Schedules (Modified Cash Basis), December 31, 1995 and 1994 (with Independent Auditors' Report thereon).